Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of Acutus Medical, Inc. of our Auditor's Report, dated May 6, 2020, on the financial statements of Rhythm Xience, Inc. for the years ended December 31, 2018 and 2017. We also consent to application of such report to the financial information in the Report on Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ Meuwissen, Flygare, Kadrlik & Associates, P.A.

August 4, 2020